Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC

Exhibit 10.34

October 15, 2004

Arrow Electronics, Inc.

25 Hub Drive

Melville, New York 11747-3509

Re:	Inventory Advances Arrangement Letter Agreement Pursuant to Distribution Agreement, Dated February 18, 1999, As Amended, Between Altera Corporation (“Altera”) and Arrow Electronics, Inc. (“Distributor”)

As you are a franchised distributor of Altera, you currently sell Altera Products pursuant to the referenced Distribution Agreement. You have recently requested financial assistance to offset the carrying cost of the book cost value of the Products purchased from Altera and held in your inventory.

We are not prepared to change any of the terms or conditions of our Distribution Agreement with you in response to these circumstances or by virtue of this letter agreement. The Distribution Agreement between us shall remain in effect in accordance with its terms, as mutually agreed in writing from time to time, without regard to the Advances we are prepared to extend under this letter agreement but with certain additional rights as expressly granted to Altera herein.

In response to your request, Altera is prepared to make certain non-interest bearing cash advances (“Advances”) to you, subject to the terms and conditions as provided below. We are not committed to extend any particular amount of Advances or for any particular duration. In any case, we will only consider extending Advances upon the following terms and conditions:

1. Prerequisites to Receiving Advances. Prior to Altera making any Advances under this letter agreement, the following prerequisites must be met in all instances:

1.1. Financial Obligations. All amounts due and payable to Altera under the Distribution Agreement and this letter agreement must be current, including, but is not limited to, receivable payments maintained pursuant to the Distribution Agreement, all Distributor Pricing Authorizations (DPAs) claims must be submitted within [ * ] of date of resale and submission of all requests for credit notes from Altera within [ * ].

2. Calculation of the Initial Advance. Upon Altera’s satisfaction that the requirements of Section 1 have been achieved, Altera may provide Advances to Distributor under the following terms and conditions:

2.1. Altera may provide an initial Advance (“Initial Advance”) calculated as follows: (a) The amount of Distributor’s ending inventory balance of Products (as reported as of October 1, 2004 (“Initial Inventory Balance”), multiplied by (b) the DPA percentage during the third (3rd) fiscal quarter of 2004, [ * ]. The Initial Inventory Balance and the Subsequent Inventory Balance (as defined below) will be calculated using the book cost of standard Products in Distributor’s inventory and excludes Products that are defective, scrap or to which Distributor does not have title and possession, custody or control.

Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC

2.2. Altera may submit a detailed Initial Advance calculation, within ten (10) days after mutual execution of this letter agreement, to Distributor for review and acceptance by Distributor within 7 days. Upon receipt of written acceptance, Altera may issue a wire transfer for the Initial Advance to Distributor within 7 days. Altera’s calculation of the Initial Advance and “Advance Adjustment Payments” (as defined below) will be final absent manifest error which Distributor can provide reasonable validation.

3. Advance Adjustment Payments.

3.1. At the end of each fiscal calendar quarter after payment of the Initial Advance, Altera will calculate the amount of the “Adjusted Advance Balance” as follows: (a) The amount of Distributors ending inventory balance of Products (as reported for the last full month of the prior fiscal quarter) (“Subsequent Inventory Balance”), multiplied by (b) the DPA percentage during the same fiscal quarter [ * ]. In the event that Arrow’s DPA percentage [ * ], the parties may review and mutually agree upon changes to this Section 3.1.

3.2. Altera may submit a detailed Adjusted Advance Balance calculation, within 10 days of the end of the fiscal quarter, to Distributor for review and acceptance by Distributor within 7 days. Distributor will have 7 days to provide written acceptance or rejection (and including the specific reasons and adequate data supporting a claim) of the schedule. Altera will evaluate any rejection and will determine, in its reasonable discretion, the outcome. In the event that a response is not timely received, the schedule will be deemed accepted and conclusively established as accurate. In the event that:

3.2.1. the current Adjusted Advance Balance calculated above exceeds the Adjusted Advance Balance on hand (i.e., for which the last payment was made) by [ * ], Altera will pay the difference to Distributor (each, an “Adjusted Advance Payment”);

3.2.2. the current Adjusted Advance Balance calculated above differs from the Initial Advance or the Adjusted Advance Balance, as applicable for the prior period, by [ * ], no payments will be required to be made;

3.2.3. the current Adjusted Advance Balance calculated above is exceeded by the Initial Advance or the Adjusted Advance Balance, as applicable for the prior period, by [ * ], Distributor will pay the difference to Altera;

3.3. All payments required to be made under this Section 3 will be made via wire transfer within 7 days of becoming due.

3.4. The term “Advances” shall mean and include the Initial Advance and any Adjusted Advance Payments.

4. Distributor Requirements for Continuation of the Program. Distributor must adhere to the requirements as listed below in order to receive or maintain any Advances:

4.1. Distributor must remain in good standing under, and not be in breach of any terms and conditions of, the Distribution Agreement, this letter agreement or any other agreement between the parties.

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Omitted Portions Marked with [ * ] and Filed Separately with the SEC

4.2. Distributor is consistently holding the dollar level and mix of Product inventory as per Altera’s Inventory Profiling Policy, as revised from time to time by Altera.

4.3. Distributor will provide Altera with all required reporting and information on a timely basis in order to be able to manage and administer the program. At Altera’s request, Distributor will permit Altera to review and audit all Distributors’ books of record with respect to the calculations of the Advances and otherwise to confirm compliance with this letter agreement.

4.4. Distributor will not use the Advances for collateral and shall not place any liens or encumbrances upon the Advances, or permit any liens or encumbrances to be placed upon the Advances. Distributor acknowledges that Altera may request in the future that the Advances, or some portion thereof, may be secured by adequate security, subject to the mutual agreement of the parties. It is understood that Distributor is not required to provide such security; however, if Altera requests security for the Advances and the parties cannot mutually agree on the type and amount of security within ten (10) days after request, Altera has the option to terminate this letter agreement on three (3) days written notice.

5. Term.

5.1. It shall be in Altera’s sole and absolute discretion whether to make the Initial Advance or any Adjusted Advance Payment or to terminate this letter agreement at any time and Distributor acknowledges that Altera has made no representations or agreements not to terminate this letter agreement for any reason. Accordingly, either party may terminate this letter agreement upon no less than seven (7) days prior written notice to the other (to be given in accordance with the notice requirements of the Distribution Agreement).

5.2. Altera shall have the right to terminate this letter agreement effective immediately upon: (a) giving notice if Distributor is or becomes insolvent or admits its inability to pay its debts as they become due, or makes an assignment for the benefit of creditors, or if there are initiated by or against Distributor proceedings in bankruptcy or under insolvency laws or for reorganization, receivership or dissolution, or if Distributor ceases to conduct its operations in the normal course of business; or (b) any breach or violation of any term or condition of the Distributor Agreement or this letter agreement.

5.3. Upon the effective date of any such termination, Distributor shall immediately repay the total outstanding balance of the Advances. Any Advances not repaid when due shall bear interest, payable on demand, at the rate payable for overdue and unpaid invoices as set forth in the Distribution Agreement. The obligation to repay the Advances on demand is absolute, unconditional, and independent of the Distribution Agreement.

5.4. This letter agreement, and the making or declining to make any Advances, and calling due any Advances for repayment, and any termination of this letter agreement, shall not affect any of the terms of our Distributorship Agreement, including our rights to payment thereunder, all of which shall be independent of this inventory advances arrangement.

Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC

5.5. Altera may at any time and in its sole discretion, and until such time as payment in full is received: (a) offset all or any portion of the Advances outstanding to you against any amounts owing or outstanding from us to you of any kind or character, whether under the Distribution Agreement or otherwise, whether or not demand for repayment of such Advances has been made and whether or not such amounts owing or outstanding from us are absolute or contingent or otherwise yet due; and/or, (b) withhold any outstanding shipments of Products [ * ].

Any capitalized terms used in this letter agreement which are not defined herein shall have the meanings given in the Distribution Agreement. This letter agreement supercedes all prior discussions between us concerning this subject and is the full and complete expression of our agreement concerning these Advances. Distributor acknowledges that there are no oral or other written understandings or representations of any kind relating to these Advances or this letter agreement. You further acknowledge that no change may be made to the terms of this letter agreement, including without limitation our unconditional right to repayment on demand, except in a written agreement signed by authorized representatives of Altera and Distributor. The parties agree that this letter agreement may be executed by facsimile and each such facsimile signature shall be deemed an original signature. This letter agreement, and the duties and rights hereunder, shall not be assignable or transferable by Distributor (whether voluntarily, by operation of law, or otherwise) without the prior written approval of Altera. For the purposes of this paragraph, a change in the persons or entities that control thirty three percent (33%) or more of the equity securities or voting interest of Distributor shall be considered an assignment by Distributor. No third parties are intended are to be beneficiaries of this letter agreement.

If the foregoing terms are acceptable to you, please indicate your acceptance by signing and returning a copy of this letter agreement.

Sincerely,
ALTERA CORPORATION

By:	/s/ Nathan Sarkisian
Name:
Title:

WE ACCEPT THE ADVANCE FACILITIES ON THE TERMS AND CONDITIONS SET FORTH ABOVE.

Distributor:
ARROW ELECTRONICS, INC.

By:	/s/
Name:
Title:
Date: